EXHIBIT 99.1
AMERICAN PACIFIC — News Release
Contact: Dana M. Kelley — (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www.apfc.com
AMERICAN PACIFIC REPORTS FISCAL 2010 RESULTS
LAS VEGAS, NEVADA, December 16, 2010 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2010 year and fourth quarter ended September 30, 2010.
We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.
FINANCIAL SUMMARY
Year Ended September 30, 2010 Compared to Year Ended September 30, 2009
•	Revenues decreased $20.9 million, or 11%, to $176.2 million from $197.1 million.
•	Operating income was $6.7 million compared to $1.8 million.
•	Adjusted EBITDA was $23.9 million compared to $32.6 million.
•	Net loss was $3.3 million compared to $6.0 million.
•	Diluted loss per share was $0.44 compared to $0.80.
Quarter Ended September 30, 2010 Compared to Quarter Ended September 30, 2009
•	Revenues declined $18.1 million to $45.5 million from $63.6 million.
•	Operating income increased to $4.7 million compared to an operating loss of $4.2 million.
•	Adjusted EBITDA was $9.9 million compared to $14.1 million.
•	Net income was $1.6 million compared to a net loss of $4.6 million.
•	Diluted earnings per share was $0.22 compared to diluted loss per share of $0.61.
The quarter and year ended September 30, 2009 include an after-tax environmental remediation charge of $8.2 million or $1.09 per diluted share.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — For the year ended September 30, 2010 (“Fiscal 2010”), revenues decreased 11% to $176.2 million as compared to the year ended September 30, 2009 (“Fiscal 2009”), reflecting a decrease in Fine Chemicals segment revenues of 27%, offset partially by an increase of 12% in Aerospace Equipment segment revenues. For our Fiscal 2010 fourth quarter, revenues decreased to $45.5 million as compared to the prior fiscal year fourth quarter, reflecting a 77% decline in Fine Chemicals segment revenues, partially offset by a 30% increase in Specialty Chemicals segment revenues.
See further discussion under Segment Highlights.
Cost of Revenues and Gross Margins — Fiscal 2010 cost of revenues was $121.5 million compared to $136.3 million for the prior fiscal year. The consolidated gross margin percentage was 31% for both Fiscal 2010 and Fiscal 2009. For our Fiscal 2010 fourth quarter, cost of revenues was $28.4 million compared to $42.0 million for the prior fiscal year fourth quarter. The consolidated gross margin percentage was 38% and 34% for our Fiscal 2010 and Fiscal 2009 fourth quarters, respectively.
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PHONE (702) 735-2200 • FAX (702) 735-4876
Page 1 of Exhibit 99.1

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Fine Chemicals	14%	44%	40%	48%
Specialty Chemicals	61%	33%	35%	32%
Aerospace Equipment	23%	18%	21%	17%
Other Businesses	2%	5%	4%	3%

Total Revenues	100%	100%	100%	100%

In addition, consolidated gross margins for our Fiscal 2010 periods reflect:
•	Reductions in Fine Chemicals segment gross margin percentage primarily resulting from very low production volumes and the related negative impact on gross margins from reduced manufacturing overhead absorption.
•	Improvements in Specialty Chemicals segment gross margins.
•	A decline in Aerospace Equipment segment gross margin percentage primarily due to increases in the estimated costs to complete certain of its systems contracts.
See further discussion of these factors under the heading Segment Highlights.
Operating Expenses — For Fiscal 2010, operating expenses increased $2.7 million to $48.0 million from $45.3 million for the prior fiscal year primarily as a result of:
•	A $1.3 million increase in Fine Chemicals segment operating expenses that is largely attributed to enhanced business development activities, as well as $0.4 million in additional costs associated with our recently acquired facility in Texas.
•	An increase in Aerospace Equipment segment operating expenses of $1.7 million that includes additional research and development expenses and additional management and organizational structure required to support the business’ growth.
•	A decrease in corporate operating expenses of $0.3 million. The most significant components of this decrease include a reduction in corporate development expenses of $0.6 million, an increase in costs associated with our board of directors of $0.4 million, and other individually insignificant increases and decreases which aggregate to a decrease of $0.2 million.
For our Fiscal 2010 fourth quarter, operating expenses increased $0.3 million to $12.3 million from $12.0 million for the prior fiscal year fourth quarter.
See further discussion of these factors under the heading Segment Highlights.
SEGMENT HIGHLIGHTS
Fine Chemicals Segment
Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).
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Year Ended September 30, 2010 Compared to Year Ended September 30, 2009
•	Revenues were $69.6 million compared to revenues of $95.5 million.
•	Operating loss was $7.6 million compared to operating income of $2.3 million.
•	Segment EBITDA was $5.4 million, or 8% of segment revenues, compared to Segment EBITDA of $15.2 million, or 16% of segment revenues.
Quarter Ended September 30, 2010 Compared to Quarter Ended September 30, 2009
•	Revenues were $6.5 million compared to revenues of $27.7 million.
•	Operating loss was $6.9 million compared to operating income of $2.7 million.
•	Segment EBITDA was ($3.6) million compared to Segment EBITDA of $6.0 million.
For Fiscal 2010, the decrease in Fine Chemicals segment revenues, compared to the prior fiscal year, primarily reflects declines in core product revenues from anti-viral products of 37%, central nervous system (“CNS”) products of 44%, and oncology products of 14%. Anti-viral product revenues declined in Fiscal 2010, as compared to Fiscal 2009, as a result of an approximately 38% reduction in volume for the anti-viral product that was our largest core product in Fiscal 2009. The volume decline for this product is due to the timing of completing the development of a new manufacturing process that is the basis for a new three-year supply agreement with the customer. Deliveries of this product under the new agreement are expected to begin in early calendar year 2011. The new contract, which includes a “take or pay” provision, has a lower unit price for the product but at higher annual volumes. The decrease in CNS product revenues resulted from a customer advising us in May 2010 that they were deferring additional orders until calendar year 2011. We have received orders for this product for deliveries in the first quarter of calendar year 2011 and the customer has recently provided us with a non-binding forecast for orders for calendar year 2011 that reflects improvement over Fiscal 2010 levels. This contract includes a “take or pay” provision that results in payments that help offset lower order volumes. The decrease in oncology product revenues is primarily attributable to using certain manufacturing capacity for development products, as described below. Certain of these development products are active pharmaceutical ingredients used to make drugs with oncology indications.
Fiscal 2010 revenues from development products increased 130% as compared to Fiscal 2009. Historically, including both Fiscal 2009 and the year ended September 30, 2008, revenues from development products were approximately 5% of Fine Chemicals segment revenues. In Fiscal 2010, development product revenues increased to 15% of Fine Chemicals segment revenues. Development product revenues include revenues from research products, products which are not yet commercialized, and products which are commercial but for which we are not the current commercial producer. Typically, development product activities are the source for future core products. The products categorized as development products are used by our customers primarily for drugs with indications in anti-viral, CNS, oncology and pain management. Revenues in this category also include the milling of cytotoxic materials, a capability we added in Fiscal 2010.
Fiscal 2010 fourth quarter revenues were particularly affected by the annual factors discussed above. Production of Fiscal 2010 volumes was substantially completed during the first three quarters of the fiscal year which resulted in open capacity during the fourth quarter. In addition, certain capacity was intentionally idled during the Fiscal 2010 fourth quarter to allow for upgrades and maintenance in response to comments from the U.S. Food and Drug Administration.
The Fine Chemicals segment reported a Fiscal 2010 operating loss of $7.6 million. A significant portion of this loss was incurred in the Fiscal 2010 fourth quarter, largely due to the very low production volume. For Fiscal 2010, the gross margin percentage declined six points compared to the prior fiscal year. Reduced volume was the primary contributor to the reduction in Fine Chemicals segment gross margin as a percentage of segment revenues. In addition, the segment experienced several manufacturing inefficiencies including increases in cycle times for certain core products, higher than anticipated costs associated with validating a process change for a core product, and higher than anticipated efforts associated with certain development products.
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Operating expenses increased $1.3 million in Fiscal 2010 as compared to Fiscal 2009. The increase is largely attributed to enhanced business development activities, as well as additional costs associated with our recently acquired facility in Texas.
Specialty Chemicals Segment
Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 90% and 88% of Specialty Chemicals segment revenues in Fiscal 2010 and Fiscal 2009, respectively.
Year Ended September 30, 2010 Compared to Year Ended September 30, 2009
•	Revenues of $62.6 million compared to revenues of $62.2 million.
•	Operating income was $30.6 million, or 49% of segment revenues, compared to $26.2 million, or 42% of segment revenues.
•	Segment EBITDA was $31.7 million, or 51% of segment revenues, compared to $27.5 million, or 44% of segment revenues.
Quarter Ended September 30, 2010 Compared to Quarter Ended September 30, 2009
•	Revenues increased to $27.6 million from $21.3 million.
•	Operating income was $15.4 million, or 56% of segment revenues, compared to $9.7 million, or 46% of segment revenues.
•	Segment EBITDA was $16.0 million, or 58% of segment revenues, compared to $10.0 million, or 47% of segment revenues.
The variances in Specialty Chemicals segment revenues reflect the following factors:
•	A 17% decrease in perchlorate volume offset by a 24% increase in the related average price per pound for Fiscal 2010 compared to the prior fiscal year.
•	A 7% increase in perchlorate volume and a 30% increase in the related average price per pound for the Fiscal 2010 fourth quarter compared to the prior fiscal year fourth quarter.
•	Sodium azide revenues decreased by $0.8 million for both the Fiscal 2010 fourth quarter and Fiscal 2010, each as compared to the prior fiscal year periods.
•	Halotron revenues decreased $0.3 million and $0.1 million for the Fiscal 2010 fourth quarter and Fiscal 2010, each compared to the prior fiscal year periods.
The decrease in total perchlorate volume for Fiscal 2010 reflects an approximately 50% decrease in Grade I ammonium perchlorate (“AP”) space program-related volume, offset by increases in volume for our other perchlorate products. The Ares program was the most significant space program for Fiscal 2010, while the Space Shuttle Reusable Solid Rocket Motor (RSRM) program was the most significant space program in Fiscal 2009. Volumes for tactical and strategic missiles were consistent between the years. For the Fiscal 2010 fourth quarter, the increase in perchlorate volume, as compared to the prior year fourth quarter, reflects a difference in timing of perchlorate sales between the quarterly periods within each fiscal year.
The increases in average prices per pound of perchlorates reflect two offsetting factors:
•	The average price per pound of Grade I AP increased approximately proportionate and inverse to the decrease in Grade I AP volume consistent with the contractual Grade I AP price-volume matrix, under which price and volume move inversely, and comparable catalog pricing.
•	This was offset, in part, by our other lower-priced perchlorate products, such as sodium perchlorate and potassium perchlorate, which accounted for a greater percentage of all perchlorate product volume in the Fiscal 2010 periods.
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Operating income as a percentage of segment revenues improved seven points for Fiscal 2010 as compared to the prior fiscal year primarily due to an increase in gross margin. Gross margins improved in Fiscal 2010 because Fiscal 2010 included a greater percentage of non-Grade I AP volume and Fiscal 2010 benefited from unique cost items such as lower utilities and production variances which are not expected to recur.
Aerospace Equipment Segment
Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.
Year Ended September 30, 2010 Compared to Year Ended September 30, 2009
•	Revenues increased 12% to $37.6 million from $33.5 million.
•	Operating loss was $0.3 million compared to operating income of $3.0 million.
•	Segment EBITDA was $1.4 million compared to $4.5 million.
Quarter Ended September 30, 2010 Compared to Quarter Ended September 30, 2009
•	Revenues of $10.5 million compare to revenues of $11.5 million.
•	Operating income was $0.2 million compared $1.4 million.
•	Segment EBITDA was $0.6 million compared to $1.9 million.
Revenue growth of 12% for the Aerospace Equipment segment during Fiscal 2010, as compared to Fiscal 2009, was generated from both its U.S. and European operations. The primary growth component was revenue from sales of space propulsion engines, which increased 57% in Fiscal 2010 due largely to growth in the communication and commercial satellite markets. Aerospace Equipment segment revenues for the Fiscal 2010 fourth quarter decreased compared to the prior fiscal year. The decrease reflects timing between the quarterly periods.
The Aerospace Equipment segment concluded Fiscal 2010 with a record high level of funded backlog of approximately $61.1 million as of September 30, 2010. In July 2010, our Aerospace Equipment segment, finalized a two year contract with OHB-System AG of Bremen, Germany, to produce fourteen propulsion modules for the full operational capability portion of the satellite-supported European navigation system program. The constellation of navigation satellites will provide GPS-type coverage for a wide variety of users throughout the world.
The Aerospace Equipment segment reported an operating loss of $0.3 million for Fiscal 2010. The gross margin percentage declined seven points primarily due to increases in estimated costs to complete certain systems contracts. These cost increases occurred primarily because engineering and design required more efforts than anticipated, as well as because there were certain quality issues with supplier product. Aerospace Equipment segment operating expenses increased $1.7 million in Fiscal 2010 as compared to Fiscal 2009, including additional research and development expenses and additional management and organizational structure required to support the business’ growth. Research and development activities, which amounted to approximately $1.0 million, are focused in the area of product development, including aerospace valves and enhancements to our thruster engines.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Liquidity — As of September 30, 2010, we had cash balances of $24.0 million and no cash borrowings against our $20.0 million revolving credit line. In addition, we were in compliance with the various covenants contained in our credit agreements.
Operating Cash Flows — Operating activities provided cash of $20.8 million for Fiscal 2010 compared to $11.1 million for the prior fiscal year, resulting in an increase of $9.7 million.
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Significant components of the change in cash flow from operating activities include:
•	A decrease in cash provided by Adjusted EBITDA of $8.7 million.
•	An increase in cash provided by working capital accounts of $20.3 million, excluding the effects of interest and income taxes.
•	An increase in cash paid for interest of $0.1 million.
•	An increase in cash taxes refunded of $0.1 million.
•	An increase in cash used for environmental remediation of $1.5 million.
•	Other decreases in cash provided by operating activities of $0.5 million.
The increase in cash provided by working capital is comprised primarily of the following factors. The Fine Chemicals segment accounted for approximately $6.0 million of the increase as working capital needs were reduced as a result of the lower business volume in Fiscal 2010. We anticipate that this trend will reverse as the Fine Chemicals segment business volume is expected to increase in the coming year. The Aerospace Equipment segment accounted for approximately $6.0 million of the increase, reflecting improvements in working capital management. The Other Businesses segment accounted for approximately $6.0 million of the increase as unusually high working capital balances as of September 30, 2009 returned to more normalized levels as of September 30, 2010.
We consider these working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.
In late Fiscal 2009, we commenced a project to engineer, design, and install additional equipment at our Henderson, Nevada remediation site. The increase in environmental remediation spending in Fiscal 2010 is due to this project.
Investing Cash Flows — Fiscal 2010 capital expenditures of $13.4 million reflect an increase of $3.9 million from capital expenditures of $9.5 million in Fiscal 2009. In April 2010, our Fine Chemicals segment expanded its manufacturing capacity through the purchase of a fine chemicals facility in La Porte, Texas at a total cost of approximately $1.2 million, including direct purchase costs. The purchase of this facility is accounted for as a capital expenditure.
Financing Cash Flows — In June 2010, we repurchased and cancelled $5.0 million in principal amount of our 9% Senior Notes for $4.9 million, which approximated our carrying value of the notes, net of deferred financing costs.
OUTLOOK
For the fiscal year ending September 30, 2011 (“Fiscal 2011”), we expect consolidated revenues of at least $195.0 million, reflecting the following:
•	Fine Chemicals segment revenues are anticipated to increase by at least 25% in Fiscal 2011 representing significant increases in both core product and development product revenues.
•	Specialty Chemicals segment revenues are expected to decline by approximately 10%, which we believe is within the expected stable range for this non-growth segment.
•	Aerospace Equipment segment revenues should continue to grow at a similar rate to Fiscal 2010.
Our guidance for Fiscal 2011 Adjusted EBITDA is at least $29.0 million, an improvement of more than 20% from Fiscal 2010. The increase reflects anticipated improvements in Fine Chemicals segment and Aerospace Equipment segment margins as they are expected to recover in the latter half of Fiscal 2011 from the profit impacts of Fiscal 2010 operational and capacity issues, as well as the anticipated benefits
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from our cost reduction and operational excellence initiative. Specialty Chemicals segment margins are expected to remain strong but decline in Fiscal 2011 as compared to Fiscal 2010. This is partially due to the anticipated reduction in Specialty Chemicals segment revenues in Fiscal 2011 and partially because unique items that benefitted Fiscal 2010 margins will not recur in Fiscal 2011.
A substantial portion of our anticipated revenues for Fiscal 2011 is currently in our backlog. However, the timing of our customer product requirements should result in at least 65% of our expected annual revenues for Fiscal 2011 occurring in the second half of the fiscal year. Consequently, we anticipate reporting a net loss through March 31, 2011, with the most significant loss expected to occur in our Fiscal 2011 first quarter. In addition, low Fine Chemicals segment manufacturing volume during the second half of calendar 2010 will continue to have a negative impact on expected margins for the first half of Fiscal 2011.
We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2011 to be approximately $16.0 million. Our expected capital expenditures in Fiscal 2011 are anticipated to include approximately $5.0 million for Fine Chemicals segment equipment that is required to support a recently-awarded, three-year, core product contract and approximately $2.0 million for upgrades to our Fine Chemicals segment facilities to satisfy recent FDA standards.
Our Fiscal 2011 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $16.0 million, interest expense of $10.0 million, share-based compensation expense and other items of $1.0 million and income taxes of $1.0 million to estimated net income of $1.0 million.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering our Fiscal 2010 financial results. The investor teleconference will be held Thursday December 16, 2010 at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 866-277-1184 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #41565870. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. A link to the webcast and the earnings release is available at our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross margins in the future, the statements regarding anticipated product deliveries and orders in our Fine Chemicals segment for Fiscal 2011, the statement regarding the typical result of development product activities, the statement regarding the anticipated uses of the satellite supported European navigation system program, the statement regarding the anticipated trend reversal in Fine Chemicals segment working capital needs and anticipated related increase in business volume, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “will”, “can” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the following:
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•	We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.
•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.
•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.
•	A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.
•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.
•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.
•	For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.
•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.
•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.
•	Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.
•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.
•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.
•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.
•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.
•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.
•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.
•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.
•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.
•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.
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•	We may continue to expand our operations in part through acquisitions, which could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•	Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•	Our suspended shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.
Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2009, our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, March 31, 2010, June 30, 2010 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and fiscal year ended September 30, 2010 and cash flows for the year ended September 30, 2010 are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$45,486	$63,594	$176,192	$197,148
Cost of Revenues	28,423	42,035	121,477	136,295

Gross Profit	17,063	21,559	54,715	60,853
Operating Expenses	12,348	12,030	48,045	45,325
Environmental Remediation Charges	—	13,700	—	13,700

Operating Income (Loss)	4,715	(4,171)	6,670	1,828
Interest and Other Income, Net	604	76	45	146
Interest Expense	2,554	2,674	10,656	10,735

Income (Loss) before Income Tax	2,765	(6,769)	(3,941)	(8,761)
Income Tax Expense (Benefit)	1,145	(2,175)	(664)	(2,802)

Net Income (Loss)	$1,620	$(4,594)	$(3,277)	$(5,959)

Earnings (Loss) per Share:
Basic	$0.22	$(0.61)	$(0.44)	$(0.80)
Diluted	$0.22	$(0.61)	$(0.44)	$(0.80)

Weighted Average Shares Outstanding:
Basic	7,492,000	7,483,000	7,490,000	7,482,000
Diluted	7,532,000	7,483,000	7,490,000	7,482,000
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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	September 30,
	2010	2009

ASSETS
Current Assets:
Cash and Cash Equivalents	$23,985	$21,681
Accounts Receivable, Net	51,900	44,028
Inventories	36,126	36,356
Prepaid Expenses and Other Assets	1,542	1,811
Income Taxes Receivable	2,802	2,148
Deferred Income Taxes	10,672	6,317

Total Current Assets	127,027	112,341
Property, Plant and Equipment, Net	113,873	114,645
Intangible Assets, Net	1,420	3,553
Goodwill	2,933	3,144
Deferred Income Taxes	20,254	21,121
Other Assets	10,236	10,037

TOTAL ASSETS	$275,743	$264,841

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$9,197	$7,444
Accrued Liabilities	8,062	5,295
Accrued Interest	1,575	1,650
Employee Related Liabilities	6,472	6,930
Income Taxes Payable	193	189
Deferred Revenues and Customer Deposits	18,769	6,911
Current Portion of Environmental Remediation Reserves	8,694	2,522
Current Portion of Long-Term Debt	70	151

Total Current Liabilities	53,032	31,092
Long-Term Debt	105,102	110,097
Environmental Remediation Reserves	15,176	24,168
Pension Obligations	37,161	27,720
Other Long-Term Liabilities	1,615	667

Total Liabilities	212,086	193,744

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 7,543,091 and 7,504,591 issued and outstanding	754	750
Capital in Excess of Par Value	73,091	72,322
Retained Earnings	6,720	9,997
Accumulated Other Comprehensive Loss	(16,908)	(11,972)

Total Shareholders’ Equity	63,657	71,097

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$275,743	$264,841

– more –
Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited, Dollars in Thousands)

	Year Ended
	September 30,
	2010	2009

Cash Flows from Operating Activities:
Net Loss	$(3,277)	$(5,959)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and amortization	16,445	16,166
Non-cash interest expense	572	632
Share-based compensation	780	767
Deferred income taxes	(565)	(2,405)
Loss on sale of assets	12	76
Changes in operating assets and liabilities:
Accounts receivable, net	(7,834)	(14,437)
Inventories	270	2,974
Prepaid expenses and other current assets	281	1,620
Accounts payable	1,434	(3,474)
Income taxes	(635)	(266)
Accrued liabilities	2,775	(359)
Accrued interest	(75)	—
Employee related liabilities	(490)	(461)
Deferred revenues and customer deposits	11,932	2,195
Environmental remediation reserves	(2,820)	12,412
Pension obligations, net	1,819	1,346
Other	151	315

Net Cash Provided by Operating Activities	20,775	11,142

Cash Flows from Investing Activities:
Capital expenditures	(13,362)	(9,458)
Acquisition of business, net of cash acquired	—	(6,725)
Other investing activities	10	—

Net Cash Used by Investing Activities	(13,352)	(16,183)

Cash Flows from Financing Activities:
Payments of long-term debt	(5,064)	(348)
Issuances of common stock, net	11	32

Net Cash Used by Financing Activities	(5,053)	(316)

Effect of Changes in Currency Exchange Rates on Cash	(66)	145

Net Change in Cash and Cash Equivalents	2,304	(5,212)
Cash and Cash Equivalents, Beginning of Period	21,681	26,893

Cash and Cash Equivalents, End of Period	$23,985	$21,681

– more –
Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2010	2009	2010	2009

Operating Segment Data:

Revenues:
Fine Chemicals	$6,504	$27,718	$69,632	$95,484
Specialty Chemicals	27,554	21,270	62,611	62,210
Aerospace Equipment	10,468	11,511	37,608	33,488
Other Businesses	960	3,095	6,341	5,966

Total Revenues	$45,486	$63,594	$176,192	$197,148

Segment Operating Income (Loss):
Fine Chemicals	$(6,885)	$2,669	$(7,583)	$2,299
Specialty Chemicals	15,431	9,708	30,571	26,189
Aerospace Equipment	192	1,441	(265)	3,012
Other Businesses	28	31	(206)	195

Total Segment Operating Income	8,766	13,849	22,517	31,695
Corporate Expenses	(4,051)	(4,320)	(15,847)	(16,167)
Environmental Remediation Charge	—	(13,700)	—	(13,700)

Operating Income (Loss)	$4,715	$(4,171)	$6,670	$1,828

Depreciation and Amortization:
Fine Chemicals	$3,275	3,318	$12,997	12,943
Specialty Chemicals	557	323	1,148	1,274
Aerospace Equipment	410	429	1,649	1,461
Other Businesses	4	3	16	12
Corporate	219	122	635	476

Total Depreciation and Amortization	$4,465	$4,195	$16,445	$16,166

Segment EBITDA (a):
Fine Chemicals	$(3,610)	$5,987	$5,414	$15,242
Specialty Chemicals	15,988	10,031	31,719	27,463
Aerospace Equipment	602	1,870	1,384	4,473
Other Businesses	32	34	(190)	207

Total Segment EBITDA	13,012	17,922	38,327	47,385
Less: Corporate Expenses, Excluding Depreciation	(3,832)	(4,198)	(15,212)	(15,691)
Plus: Share-based Compensation	145	293	780	767
Plus: Interest and Other Income (Expense), Net	604	76	45	146

Adjusted EBITDA (b)	$9,929	$14,093	$23,940	$32,607

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$1,620	$(4,594)	$(3,277)	$(5,959)
Add Back:
Income Tax Expense (Benefit)	1,145	(2,175)	(664)	(2,802)
Interest Expense	2,554	2,674	10,656	10,735
Depreciation and Amortization	4,465	4,195	16,445	16,166
Share-based Compensation	145	293	780	767
Environmental Remediation Charge	—	13,700	—	13,700

Adjusted EBITDA	$9,929	$14,093	$23,940	$32,607

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.

(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).
Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
# # #
Page 13 of Exhibit 99.1